SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8 (A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.        Name:        Separate Account VA V

B.        Address of Principal Business Office (Number and Street, City, State, Zip Code):

                      4333 Edgewood Road N.E.

                      Cedar Rapids, Iowa 52499-0001

C.        Telephone Number (including area code):

                      (319) 297-8468

D.        Name and address of agent for service of process:

                      Frank A. Camp, Esquire

                      4333 Edgewood Road N.E.

                      Cedar Rapids, Iowa 52499-0001

E.        Copy to:

                      Frederick R. Bellamy, Esquire

                      Sutherland, Asbill & Brennan

                      1275 Pennsylvania Avenue N.W.

                      Washington, D.C. 20004-2404

F.        Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                                                                      Yes     X                            No

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Cedar Rapids, and State of Iowa this   22nd   day of   January  , 2004.

(SEAL)                                                                                            Separate Account VA V

(Name of Registrant)

By:    Western Reserve Life

          Assurance Co. of Ohio

(Name of Depositor)

By:                        /s/ Jerome C. Vahl

          Jerome C. Vahl

Title:  President

ATTEST:

By:                            /s/ Frank A. Camp

          Frank A. Camp

          Vice President

          Western Reserve Life Assurance Co. of Ohio